FOR IMMEDIATE RELEASE

LCC Contact:

C.R. Waldron

Sr. Vice President, Chief Financial Officer & Investor Relations

+1.703.873.2266 phone

bob_waldron@lcc.com

LCC INTERNATIONAL ANNOUNCES RESULTS FOR FIRST QUARTER OF 2006

MCLEAN, VIRGINIA, May 8, 2006–LCC International, Inc., (NASDAQ: LCCI), a global leader in wireless voice and data turn-key technical consulting services, today released its financial results for the first quarter of 2006.

Revenues for the first quarter were $41.2 million, a decrease of $4.2 million from the revenues for the first quarter of 2005. The Company reported a net loss for the first quarter of $2.2 million compared to the net loss of $3.7 million reported for the first quarter of 2005. Loss per share for the first quarter was $(0.09) on 24.7 million shares compared to the loss per share of $(0.15) for the first quarter of 2005.

Dean J. Douglas, President and Chief Executive Officer stated: ”We continue to move forward with our exit from construction and the deployment business. The impact of this shift is reflected in the decrease of revenue and in the increased gross margin for the US business. The RF engineering business in the US returned to its traditional gross margin of greater than 20% and EMEA continues to be healthy as reflected in their results for this quarter. Our results were negatively impacted by $0.5M for stock-based compensation expense and the required adoption of FAS 123R. Our challenge remains to bring General and Administrative expenses in line with lower revenues when we exit from the deployment business.”

In first quarter of 2006, revenues from network deployment contracts in North America declined $8.4 million compared to the first quarter 2005. Revenues from RF contracts and consulting in North America increased by $0.9 million over the first quarter of 2005. Revenues from South America decreased $0.6 million due to a major carrier slowing down its deployment plans in Brazil. The gross margin for the Americas increased from 9.7% in the first quarter of 2005 to 11.7% due primarily to the increase in higher margin RF revenues and the decrease in lower margin deployment revenues.

In our EMEA region (Europe, Middle East and Africa) revenues for the first quarter of 2006 were higher than the same period last year due to increased revenues from Algeria. Revenues from Saudi Arabia declined slightly. European revenues were down. The overall gross margin for EMEA for the first quarter of 2006 was 25.0%, which compares to 25.4% for the same quarter in 2005

Sales, general and administrative expenses were $8.7 million in the first quarter of 2006, a decrease of $1.1 million from the same period a year ago. This, despite the fact that SG&A for the first quarter of 2006 included $0.5 million of expense for stock-based compensation and the required adoption of FAS 123R for which there was no comparable amount in first quarter 2005.

Loss from operations before income taxes was $1.2 million, which compares to a loss of $2.8 million for the first quarter of 2005.

A conference call to discuss the first quarter 2006 results will be held Tuesday, May 9, at 8:45AM. Details for all interested parties wishing to participate in the conference call are as follows:

Via Live Conference Call: U.S. and International callers please dial 866-831-5605 or 617-213-8851. Participants will need to enter passcode 52034188 in order to be connected to the call. There will be a question and answer period during the call.

Via Live Web Cast: To listen to a live broadcast of the conference call via the Internet, please visit the Investor Relations section of the Company’s web site located at www.lcc.com. In order to participate in the call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in.

Via Digital Replay: A replay of the call will begin at approximately 11:00 a.m. Eastern on Tuesday, May 9 and will continue until 12 midnight Eastern on Wednesday, May 10. To access the replay, please dial 888-286-8010 or 617-801-6888 and enter passcode 52584337 to be connected to a recording of the LCC International earnings call.

Via Internet Archive: Beginning Thursday, May 11, LCC’s first quarter 2006 conference call will be available for review on the Company’s web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access the May 9th call, go to the Audio Archives page that can be found in the Investor Relations section of the Company’s web site. About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company’s clients, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s clients, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company’s estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company’s anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

# # #

LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2006
REVENUES	$45,409	$41,194
COST OF REVENUES (exclusive of depreciation shown below)	37,277	32,788

GROSS PROFIT	8,132	8,406

OPERATING EXPENSES:
Sales and marketing	2,258	2,048
General and administrative	7,487	6,615
Depreciation and amortization	718	704

	10,463	9,367

OPERATING LOSS	(2,331)	(961)

OTHER INCOME (EXPENSE):
Interest income	40	27
Interest expense	(82)	(186)
Other	(468)	(60)

	(510)	(219)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(2,841)	(1,180)
INCOME TAX EXPENSE	881	980

NET LOSS	$(3,722)	$(2,160)

NET LOSS PER SHARE:
Basic	$(0.15)	$(0.09)

Diluted	$(0.15)	$(0.09)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET LOSS PER SHARE:
Basic	24,418	24,712

Diluted	24,418	24,712

Accompanying notes to the condensed consolidated financial statements can be found in the
Company’s Form 10-Q for the first quarter of 2006 when filed with the Securities and Exchange
Commission.

LCC International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,	March 31,
	2005	2006
		(Unaudited)
ASSETS:

Current assets:
Cash and cash equivalents	$14,196	$10,590
Restricted cash	1,141	1,164

Receivables, net of allowance for doubtful accounts of $317 and $232 at December 31, 2005 and March 31, 2006, respectively:
Trade accounts receivable	47,448	48,776
Unbilled receivables	35,791	30,097
Due from related parties and affiliates	15	28
Prepaid expenses and other current assets	1,998	1,819
Prepaid tax receivable and prepaid taxes	1,195	1,194

Total current assets	101,784	93,668
Property and equipment, net	3,642	3,280
Deferred income taxes, net	1,171	1,171
Goodwill	11,014	11,137
Other intangibles	312	257
Other assets	1,030	986

	$118,953	$110,499

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Line of credit	$2,975	$4,263
Accounts payable	27,876	24,127
Accrued expenses	22,480	16,986
Accrued employee compensation and benefits	5,390	5,417
Deferred revenue	1,142	839
Income taxes payable	2,891	3,675
Accrued restructuring current	1,072	1,179
Other current liabilities	188	194

Total current liabilities	64,014	56,680
Accrued restructuring non-current	492	257
Other liabilities	696	680

Total liabilities	65,202	57,617

Shareholders’ equity:

Preferred stock:
10,000 shares authorized; 0 shares issued and outstanding	—	—

Class A common stock, $0.01 par value:
70,000 shares authorized; 20,485 shares issued and 20,326 shares outstanding and 20,634 shares issued and 20,475 shares outstanding at December 31, 2005 and March 31, 2006, respectively	205	206

Class B common stock, $0.01 par value:
20,000 shares authorized; 4,428 shares issued and outstanding at December 31, 2005 and March 31, 2006	44	44
Paid-in capital	108,902	109,763
Accumulated deficit	(55,440)	(57,600)

Subtotal	53,711	52,413
Accumulated other comprehensive income — foreign currency translation adjustments	922	1,351
Treasury stock (159 shares)	(882)	(882)

Total shareholders’ equity	53,751	52,882

	$118,953	$110,499

Accompanying notes to the condensed consolidated financial statements can be found in the
Company’s Form 10-Q for the first quarter of 2006 when filed with the Securities and Exchange
Commission.

LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2006

Cash flows from operating activities:
Net loss	$(3,722)	$(2,160)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	515	750
Share-based compensation expense	—	490
Provision for doubtful accounts	43	7
Loss on equity method investment	28	—

Changes in operating assets and liabilities:
Trade, unbilled, and other receivables	2,284	4,968
Accounts payable and accrued expenses	(3,581)	(9,617)
Other current assets and liabilities	(354)	444
Other non-current assets and liabilities	(53)	61

Net cash used in operating activities	(4,840)	(5,057)

Cash flows from investing activities:
Purchases of property and equipment	(177)	(254)

Net cash used in investing activities	(177)	(254)

Cash flows from financing activities:
Payments on line of credit	(2,422)	(7,244)
Borrowings on line of credit	2,254	8,532
Proceeds from issuance of common stock, net	30	—
Proceeds from exercise of options	223	370
Decrease (increase) in restricted cash	71	(8)

Net cash provided by financing activities	156	1,650

Effect of exchange rate changes on cash and equivalents	(168)	55
Net decrease in cash and cash equivalents	(5,029)	(3,606)
Cash and cash equivalents at beginning of period	21,930	14,196

Cash and cash equivalents at end of period	$16,901	$10,590

Supplemental disclosures of cash flow information:

Cash paid during the quarter for:
Income taxes	$1,288	$82
Interest	$6	$185

Accompanying notes to the condensed consolidated financial statements can be found in the
Company’s Form 10-Q for the first quarter of 2006 when filed with the Securities and Exchange
Commission.